SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No. __)


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     14a-6(e)(2))

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[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                        DWS RREEF Real Estate Fund, Inc.
                       DWS RREEF Real Estate Fund II, Inc.
                (Name of Registrants as Specified in Its Charter)

                             SUSAN L. CICIORA TRUST
                          ALASKA TRUST COMPANY, TRUSTEE
                                SUSAN L. CICIORA
                                 RICHARD I. BARR
                                 JOEL W. LOONEY
                           c/o Stephen C. Miller, Esq.
                          and Joel L. Terwilliger, Esq.
                           2344 Spruce Street, Suite A
                                Boulder, CO 80302
                                  (303)442-2156
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

Preemptive Proxy Statement Filed by Susan L. Ciciora Trust Proposes to Terminate Deutsche Asset Management, Inc. and RREEF America, LLC and Board of SRQ and SRO


Boulder,  Colo. - (PR Newswire) - Source: Susan L. Ciciora Trust - June 12, 2009
- The Susan L. Ciciora Trust announced today that it has filed a preliminary joint proxy statement with the Securities and Exchange Commission (SEC) regarding two closed-end investment companies, DWS RREEF Real Estate Inc. (AMEX:
SRQ) and DWS RREEF Real Estate Fund II, Inc. (AMEX: SRO), both managed by Deutsche Asset Management, Inc. and RREEF America, LLC. The preliminary proxy statement has been filed in anticipation of the Funds holding their annual meetings and offers proposals to terminate the advisory contracts between the Funds and Deutsche Asset Management, Inc. and RREEF America, LLC, replace members of the board of directors with nominees of the Trust, and institute various corporate governance measures. As of the date of this press release, the Funds have not filed their proxy statements for the annual meeting.

The Trust  also  announced  that it has  launched a new  website  www.srqsro.com
dedicated   solely  to  providing  the  Funds'   stockholders   with  up-to-date
information regarding the Funds and the anticipated proxy contest.

When asked for comment, Stewart R. Horejsi, a spokesperson for the Trust, said "the website will provide stockholders who are frustrated with the Boards' lack of responsiveness with up-to-date information about the status of the Trust's efforts to replace the Boards and existing management". Mr. Horejsi emphasized that "stockholders spoke loudly in rejecting the Boards' recent proposals to liquidate the Funds and waste all of the tax loss carry-forwards we have so painfully earned. Angry and frustrated stockholders soundly defeated the liquidation proposals with almost 67% of the votes cast voting against liquidation in SRQ, essentially telling the Boards they have no confidence in either the Boards' leadership or Deutsche Asset Management, Inc.'s or RREEF America, LLC's abilities to do anything constructive with the Funds. We have asked that the Boards set a record date for an annual meeting so that we can get down to the business of salvaging the Funds, but so far the Boards seem to be satisfied with delaying the inevitable and leaving Deutsche Asset Management, Inc. and RREEF America, LLC at the helm of two quickly-sinking ships. Despite the appalling performance of these Funds in 2008, as of the end of May, they are still at the very bottom of the barrel for the current year, SRO with a -22.68% year-to-date return on NAV, and SRQ with a -6.14% return on NAV, ranking 639th and 618th, respectively, out of the universe of 640 closed-end funds covered by ETF Connect. It's clear they have not learned from their prior investment and concentration mistakes." Mr. Horejsi also indicated that, as of the date of this press release, the Funds have not been responsive to any of the Trust's proposals, nor have they announced an annual meeting or set a record date or indicated any intention to do so.

Mr. Horejsi pointed out "other disconcerting news" from June 5, 2009, when the Funds announced that they will not declare any distributions to common stockholders in June 2009 because "market conditions have resulted in the Funds not having sufficient income to pay a distribution."

The Trust is the largest stockholder of SRQ, owning 16.5% of the outstanding shares, and one of the largest stockholders of SRO, owning 5.1% of the outstanding shares. The Trust has been an active and vocal investor in the Funds and, on February 5, 2009 and February 25, 2009, sent letters to SRQ and SRO, respectively, and their boards of directors proposing, among other things, termination of the investment advisers (Deutsche Asset Management, Inc. and RREEF America, LLC), a new slate of directors, and better corporate governance standards and other ideas to enhance stockholder value. Copies of the letters are available on the Trust's website at www.srqsro.com or, since they have been filed with the SEC, can be viewed on its website at www.sec.gov.


Contact:
The Susan L. Ciciora Trust
Joel L. Terwilliger
303/449-0426